UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2014

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

477 Madison Avenue New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): (212) 785-2500

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.     NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

In response to the announcement by Eagle Bulk Shipping Inc. (the “Company”) that it filed a voluntary prepackaged case (the “Prepackaged Case”) under chapter 11 of title 11 of the United States Bankruptcy Code (the “Code”), the Nasdaq Stock Market Listing Qualifications Staff (the “Staff”) issued a delisting determination letter to the Company on August 8, 2014. The letter indicated that the Staff has determined to delist the Company’s common stock from the Nasdaq Global Select Market as a result of the Company’s decision to file such a petition for relief under the Code, and associated public interest concerns raised by such filing, pursuant to the discretionary authority provided under Marketplace Rules 5101, 5110(b) and IM–5101-1. The Staff’s letter also cited concerns regarding the residual equity interest of the holders of the existing common stock, as well as concerns about the Company’s ability to sustain compliance with all requirements for continued listing on the Nasdaq Stock Market, as reasons for the delisting determination.

The Staff’s letter further advises the Company that trading of the Company’s common stock will be suspended at the opening of business on August 19, 2014 unless it requests a hearing with a Nasdaq Listing Qualifications Hearing Panel (the “Panel”) to appeal the proposed delisting. The Company intends to request a hearing with the Panel to appeal the proposed delisting. The Company’s common stock will remain listed on the Nasdaq Global Select Market pending the outcome of the hearing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: August 13, 2014	By:	/s/ Adir Katzav
	Name:	Adir Katzav
	Title:	Chief Financial Officer